                                                                    EXHIBIT 99.2



PRESS RELEASE

                               Contact:   Bill Foust          Paul Roberts
                                          770-569-4203        770-569-4277

             SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2003 RESULTS

         NET INCOME OF $6.5 MILLION, DILUTED EARNINGS PER SHARE OF $.43


Alpharetta, GA, April 24, 2003.

                               Summary of Results
                 (Amounts in Millions, Except Per Share Amounts)

                                                2003              2002
                                            -------------     -------------
                                            First Quarter     First Quarter
Net Sales                                      $135.7            $122.4
Operating Profit                               $ 12.1            $ 15.2
Net Income                                     $  6.5            $  8.6
Earnings Per Share - Diluted                   $  .43            $  .57
Average Shares - Diluted                         15.2              15.1


Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that first quarter net income was $6.5 million compared with net income of $8.6 million in the first quarter of 2002, a decline of 24 percent. Diluted earnings per share were $.43 compared with diluted earnings per share of $.57 in the prior-year quarter, a 25 percent decrease.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that, "Schweitzer-Mauduit's financial results for the first quarter of 2003 were unfavorably impacted by increases in wood pulp, purchased energy, labor and nonmanufacturing expenses. In addition, we incurred machine downtime and unfavorable fixed cost absorption in the U.S. operations, reflecting weakness in domestic cigarette shipments. Operating results were also unfavorably affected by downtime and start-up costs in Brazil related to capital improvements on a cigarette paper machine. These negative factors were partially offset by increased sales and production volumes in France."

Net sales were $135.7 million for the quarter compared with $122.4 million in the same period a year ago, an increase of 11 percent. The improvement in net sales was the result of changes in currency exchange rates which contributed $10.2 million of the net sales gain and increased sales volumes which added $3.4 million to the net sales comparison. The favorable impact of changes

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in currency exchange rates reflected the stronger euro compared with the U.S.
dollar, partially offset by the weaker Brazilian real. Lower average selling prices reduced net sales by $0.3 million compared with the prior-year quarter.

Total sales volumes increased by 3 percent for the quarter compared with the first quarter of 2002. Sales volumes in France improved by 4 percent, with gains in all major grades of tobacco-related papers and in reconstituted tobacco leaf products. Sales volumes in the United States improved by 2 percent, primarily attributable to increased sales of commercial and industrial papers. Sales volumes for the Brazilian business declined by 3 percent, with increased sales of commercial and industrial papers partially offsetting a decrease in the sales of tobacco-related papers.

Operating profit was $12.1 million for the quarter, down $3.1 million or 20 percent from the $15.2 million operating profit for the first quarter of 2002.

Purchased energy costs increased by $1.1 million compared with the first quarter of 2002, with higher energy costs experienced in each of our business units related primarily to higher natural gas and fuel oil costs. An increase in per ton wood pulp costs increased the Company's operating expenses by $0.9 million compared with the prior-year quarter. The average per ton list price of northern bleached softwood kraft pulp in the United States was $505 per metric ton in the first quarter of 2003 compared with $470 per metric ton in the first quarter of 2002, an increase of 7 percent.

Operating profit for the French businesses was $1.2 million higher than in the prior-year quarter as a result of increased sales and production volumes and somewhat higher average selling prices, partially offset by increases in purchased energy, wood pulp, labor and nonmanufacturing expenses. Operating profit in Brazil declined by $0.6 million compared with the first quarter of 2002 attributable to lower sales volumes and higher wood pulp and purchased energy costs. In addition, downtime and start-up costs related to capital improvements on a cigarette paper machine in Brazil unfavorably impacted first quarter results by approximately $0.3 million. Operating profit for the United States was $3.5 million lower than in the first quarter of 2002. Machine downtime had an unfavorable fixed cost absorption impact of $1.8 million during the quarter. In addition, lower average selling prices and higher purchased energy and wood pulp costs contributed to the decline in U.S. operating results.

Nonmanufacturing expenses were $1.3 million higher than in the prior-year quarter, primarily attributable to an unfavorable translation impact on expenses in the French businesses related to the stronger euro versus the U.S. dollar.

The effective income tax rate was 33.3 percent for the quarter compared with
34.2 percent in the first quarter of 2002, reflecting a change in the mix of earnings by business.

Capital spending was $11.4 million during the first quarter of 2003 compared with $2.9 million during the prior-year quarter. Capital spending for the new reconstituted tobacco leaf production line in France totaled $6.8 million during the first quarter of 2003. Schweitzer-Mauduit repurchased 114,100 shares of its common stock for $2.7 million during the first quarter of 2003. Share repurchases have continued during the second quarter.


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Mr. Deitrich added, "Several cost pressures contributed to the decline in operating results during the first quarter. Higher purchased energy, wood pulp, labor rate, pension and insurance expenses were incurred by our businesses. We typically experience a lag in our ability to recover such cost increases. These cost pressures are expected to continue throughout 2003.

"Significant downtime was taken in the U.S. operations during the fourth quarter of 2002 as a result of lower sales of tobacco-related papers in the domestic market. This downtime extended into early January and had an unfavorable impact on first quarter 2003 results. First quarter 2002 financial results benefited from an increase in our U.S. finished product inventories prior to labor negotiations, while the first quarter of 2003 was unfavorably impacted by lower production volumes related to a planned reduction in inventory levels. Downtime and start-up expenses were also incurred in Brazil during the first quarter of 2003 related to capital improvements made to a cigarette paper machine. The unfavorable fixed cost absorption in the United States and the downtime and start-up expenses in Brazil are not expected to reoccur during the balance of 2003.

"Excellent progress continued on the project to install a new reconstituted tobacco leaf production line at the LTR Industries S.A. mill in Spay, France. In response to market requirements, this project is being accelerated and start-up is now anticipated during the fourth quarter of 2003. With the acceleration of capital spending for this project and the strengthened euro versus the U.S. dollar, capital spending for the reconstituted tobacco leaf production line is now projected to total approximately $60 million in 2003, with a total capital cost for this project of approximately $70 million.

"The Company did not have significant production or sales of reduced ignition propensity cigarette paper during the first quarter as cigarette manufacturers have not yet finalized their plans for the use of this product. We continue our efforts to support customers' requirements for banded and print banded cigarette papers used to meet anticipated fire safety standards for cigarettes. The comment period for the State of New York proposed fire safety standards for cigarettes ended in mid-April. These standards will be implemented 180 days after final cigarette fire safety standards are issued. Our expectation is that this may result in increased sales of reduced ignition propensity cigarette papers during the latter part of 2003 and in subsequent years.

"We consider 2003 to be a transition year for Schweitzer-Mauduit, with both the increase in reconstituted tobacco leaf production capacity and increased sales of reduced ignition propensity cigarette paper expected to benefit 2004 and subsequent periods. With the continuing negative impact of several cost pressures, we are now expecting diluted earnings per share for 2003 to be in the range of $2.15 to $2.25."

Schweitzer-Mauduit will hold a conference call to review first quarter 2003 results with investors and analysts at 3:30 p.m. eastern time on Thursday, April 24, 2003. The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.


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Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,300 people worldwide, with operations in the United States, France, Brazil and Canada. For further information, please visit the Company's Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements," generally identified by phrases such as the Company "expects" or "anticipates" or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based on information currently available to the Company and are based upon management's expectations and beliefs concerning future events and factors impacting the Company, including sales volumes, mill operations, downtime and start-up costs, banded and print banded cigarette paper sales volumes, pulp, energy, pension and insurance expenses and capital spending. There can be no assurances that such factors or future events will occur as anticipated or that the Company's results will be as estimated. Many factors outside the control of the Company could also impact the realization of such estimates. Such factors are discussed in more detail in the Company's latest filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.


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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     Unaudited                                                                       2003                2002         Change
     ---------                                                                   -----------          ----------      ------
Net Sales                                                                        $     135.7          $    122.4      + 10.9%
Cost of products sold                                                                  110.3                95.2      + 15.9
                                                                                  ----------          ----------
Gross Profit                                                                            25.4                27.2      -  6.6
Selling expense                                                                          5.4                 4.8      + 12.5
Research expense                                                                         2.0                 1.9      +  5.3
General expense                                                                          5.9                 5.3      + 11.3
                                                                                  ----------          ----------
Operating Profit                                                                        12.1                15.2      - 20.4
Interest expense                                                                         0.7                 1.1      - 36.4
Other income, net                                                                        0.3                 0.5      - 40.0
                                                                                  ----------          ----------
Income Before Income Taxes and
     Minority Interest                                                                  11.7                14.6      - 19.9
Provision for income taxes                                                               3.9                 5.0      - 22.0
                                                                                  ----------          ----------
Income Before Minority Interest                                                          7.8                 9.6      - 18.8
Minority interest in earnings of subsidiaries                                            1.3                 1.0      + 30.0
                                                                                  ----------          ----------
Net Income                                                                       $       6.5          $      8.6      - 24.4%
                                                                                  ==========          ==========
Net Income Per Share:
     Basic                                                                       $      0.44          $     0.58      - 24.1%
                                                                                  ==========          ==========
     Diluted                                                                     $      0.43          $     0.57      - 24.6%
                                                                                  ==========          ==========


Dividends Declared Per Share                                                     $      0.15          $     0.15
                                                                                  ==========          ==========


Average Common Shares Outstanding:
     Basic                                                                        14,848,500          14,790,400
                                                                                  ==========          ==========

     Diluted, including Common Share Equivalents                                  15,196,900          15,129,200
                                                                                  ==========          ==========


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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

                                                                      March 31,          December 31,
     Unaudited                                                          2003                 2002
     ---------                                                        ---------          ------------
       ASSETS
Cash and cash equivalents                                              $  7.6               $ 15.3
Accounts receivable                                                      80.1                 69.4
Inventories                                                              74.0                 74.1
Other current assets                                                      9.7                  7.5
Net property, plant and equipment                                       319.1                307.3
Deferred charges and other assets                                        18.4                 17.6
                                                                       ------               ------
       Total Assets                                                    $508.9               $491.2
                                                                       ======               ======

       LIABILITIES & STOCKHOLDERS' EQUITY
Short-term debt and current
   portion of long-term debt                                           $ 15.0               $  9.9
Other current liabilities                                               115.7                108.1
Long-term debt                                                           38.7                 37.4
Noncurrent deferred income tax liabilities                               20.1                 17.0
Noncurrent deferred revenue                                              46.6                 48.0
Noncurrent pension and other postretirement benefits                     45.1                 47.3
Other noncurrent liabilities                                             12.3                 12.6
Minority interest                                                        10.4                 13.4
Stockholders' equity                                                    205.0                197.5
                                                                       ------               ------
       Total Liabilities and Stockholders' Equity                      $508.9               $491.2
                                                                       ======               ======


SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31,
(U.S. $ IN MILLIONS)

     Unaudited                                               2003                  2002
     ---------                                              ------                ------
Net income                                                  $  6.5                $  8.6
Depreciation and amortization                                  7.1                   6.4
Amortization of deferred revenue                              (1.4)                 (1.4)
Deferred income tax provision                                  1.5                   1.7
Minority interest in earnings of subsidiaries                  1.3                   1.0
Other items                                                    1.3                   0.8
Net changes in operating working capital                      (4.5)                 (7.8)
                                                            ------                ------
       Cash Provided by Operations                            11.8                   9.3
                                                            ------                ------

Capital spending                                             (11.4)                 (2.9)
Capitalized software costs                                    (0.7)                 (0.3)
Other investing                                               (3.6)                 (0.8)
                                                            ------                ------
       Cash Used for Investing                               (15.7)                 (4.0)
                                                            ------                ------

Cash dividends paid to SWM stockholders                       (2.3)                 (2.3)
Cash dividends paid to minority owners                        (4.6)                   --
Purchases of treasury stock                                   (2.7)                   --
Changes in debt                                                5.6                 (42.9)
Other financing                                                0.2                   0.1
                                                            ------                ------
       Cash Used for Financing                                (3.8)                (45.1)
                                                            ------                ------

Decrease in Cash and Cash Equivalents                       $ (7.7)               $(39.8)
                                                            ======                ======


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